Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Fourth Quarter and Full Year 2024 Results

LEAWOOD, KANSAS - (February 25, 2025) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the three months and year ended December 31, 2024.

Fourth Quarter 2024 Summary Results:

●	Total revenues were $1,306.4 million compared to $1,104.4 million for Q4 2023.
●	Net loss was $(135.6) million compared to net loss of $(182.0) million for Q4 2023.
●	Adjusted EBITDA was $164.8 million compared to $47.9 million for Q4 2023.
●	Net cash provided by (used in) operating activities was $203.6 million compared to $(77.8) million for Q4 2023.
●	Free cash flow was $113.9 million compared to $(149.9) million for Q4 2023.
●	Cash and cash equivalents at December 31, 2024 was $632.3 million.

Full Year 2024 Summary Results:

●	Total revenues were $4,637.2 million compared to $4,812.6 million for 2023.
●	Net loss was $(352.6) million compared to $(396.6) million for 2023.
●	Adjusted EBITDA was $343.9 million compared to $454.3 million for 2023.
●	Net cash used in operating activities was $(50.8) million compared to $(215.2) million for 2023.
●	Free cash flow was $(296.3) million compared to $(440.8) million for 2023.

Commenting on the earnings announcement, Adam Aron, AMC Entertainment Chairman and CEO said, “AMC delivered record fourth quarter results, closing out 2024 on a strong note. Our fourth quarter revenue grew over 18% compared to 2023, and AMC’s Adjusted EBITDA more than tripled from $47.9 million in the fourth quarter of 2023 to $164.8 million in the fourth quarter of 2024. Importantly, in the quarter, AMC generated more than $200 million of cash from operating activities and approximately $114 million in free cash flow — our highest quarterly cash flow post pandemic. These results underscore our continued progress on a road to recovery as a growing lineup of movies open exclusively in movie theatres.”

Aron continued, “More than 62 million guests visited an AMC theatre worldwide in the fourth quarter, marking a post pandemic fourth quarter record and a healthy 20% increase compared to 2023. Complementing this fourth quarter attendance milestone, moviegoers enthusiastically embraced the variety and quality of our food and beverage offerings, driving food and beverage revenue per patron to $7.15 — an all-time fourth quarter record for AMC.”

Aron added, “Naturally, we are pleased by our impressive finish to the year. We also take comfort as a result of the decisive actions we took during 2024 to strengthen our balance sheet, lower our debt levels, bolster our cash reserves and continue to position AMC to thrive as the box office grows. Over the course of the year, AMC reduced its debt obligations by more than $375 million, and we ended the year with more than $630 million of available cash.

Aron concluded, “As we look ahead to 2025 and beyond, we look forward to what we believe will be material growth in the industry-wide box office. To best benefit from such growth, we remain committed to continually improving the experience in our theatres for our guests. This especially includes a robust expansion of our premium large format, extra-large format and special purpose screens, as part of our Go Plan which was announced simultaneously with our last quarterly earnings results.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	Change	2024	2023	Change
GAAP Results
Total revenues	$1,306.4	$1,104.4	18.3%	$4,637.2	$4,812.6	(3.6)%
Net loss	$(135.6)	$(182.0)	$46.4	$(352.6)	$(396.6)	$44.0
Net cash provided by (used in) operating activities	$203.6	$(77.8)	$281.4	$(50.8)	$(215.2)	$164.4
Diluted loss per share	$(0.35)	$(0.83)	$0.48	$(1.06)	$(2.37)	$1.31
Non-GAAP Results*
Adjusted EBITDA	$164.8	$47.9	$116.9	$343.9	$454.3	$(110.4)
Free cash flow	$113.9	$(149.9)	$263.8	$(296.3)	$(440.8)	$144.5
Adjusted net loss	$(67.8)	$(118.6)	$50.8	$(426.1)	$(318.8)	$(107.3)
Adjusted diluted loss per share	$(0.18)	$(0.54)	$0.36	$(1.28)	$(1.90)	$0.62
Constant Currency Results (1):
Total revenues	$1,306.5	$1,104.4	18.3%	$4,629.1	$4,812.6	(3.8)%
Adjusted EBITDA	$166.0	$47.9	$118.1	$345.8	$454.3	$(108.5)
Operating Metrics
Attendance (in thousands)	62,424	51,920	20.2%	224,155	239,485	(6.4)%
U.S. markets attendance (in thousands)	42,959	35,469	21.1%	156,866	169,378	(7.4)%
International markets attendance (in thousands)	19,465	16,451	18.3%	67,289	70,107	(4.0)%
Average screens	9,475	9,746	(2.8)%	9,582	9,850	(2.7)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2023. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at December 31, 2024 was $632.3 million, excluding restricted cash of $48.5 million.

Fourth Quarter 2024

During the fourth quarter 2024, AMC:

●	Exchanged $32.7 million aggregate principal amounts of the Second Lien Notes due 2026 for 7.5 million shares of our Class A common stock and $1.0 million.

●	Exchanged $36.7 million aggregate principal amounts of the 5.75% Senior Subordinated Notes due 2025 for 9.0 million shares of our Class A common stock.
●	Repurchased $1.9 million aggregate principal amounts of the 5.75% Senior Subordinated Notes due 2025 for $1.9 million.
●	Raised gross proceeds of $11.8 million, before commissions and fees, from the sale of 2.9 million shares of our Class A common stock.
●	Entered into forward agreements to sell 30.0 million shares of our Class A common stock. In December 2024, we received the par value of the shares totaling $0.3 million.

In 2024, the Company has reduced the total principal amount of corporate borrowings and finance leases by $375.9 million.

First Quarter 2025

During the first quarter 2025, AMC:

●	Received $171.7 million of gross proceeds from the prepayment associated with the forward agreements noted above and the sale of 17.1 million shares of our Class A common stock in at-the-market offerings.
●	Repurchased $1.3 million aggregate principal amount of the 5.75% Senior Subordinated Notes due 2025 for $1.3 million.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Tuesday, February 25, 2025. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 870 theatres and 9,800 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditures, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, our cash generation potential, our financial runway, the continued box office recovery as well as the future box office outlook. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2024 to allow AMC to generate net positive operating cash flow and long-term profitability to overcome liquidity concerns; the impact on the market price of Class A common stock and capital structure resulting from litigation with respect to the refinancing transactions completed in the third quarter of 2024 ; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of Class A common stock; dilution of voting power caused by recent sales of Class A common stock and through the issuance of Class A common stock underlying the Exchangeable Notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit;  AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended and Year Ended December 31, 2024 and December 31, 2023

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues
Admissions	$721.4	$614.6	$2,560.5	$2,690.5
Food and beverage	446.2	370.2	1,624.9	1,669.8
Other theatre	138.8	119.6	451.8	452.3
Total revenues	1,306.4	1,104.4	4,637.2	4,812.6

Operating costs and expenses
Film exhibition costs	346.2	263.3	1,239.2	1,291.1
Food and beverage costs	83.0	72.1	305.6	315.3
Operating expense, excluding depreciation and amortization below	441.5	446.5	1,679.4	1,691.5
Rent	214.3	222.7	873.6	873.5
General and administrative:
Merger, acquisition and other costs	—	0.2	0.1	1.7
Other, excluding depreciation and amortization below	66.1	57.1	226.8	241.9
Depreciation and amortization	78.3	85.9	319.5	365.0
Impairment of long-lived assets	72.3	106.9	72.3	106.9
Operating costs and expenses	1,301.7	1,254.7	4,716.5	4,886.9

Operating income (loss)	4.7	(150.3)	(79.3)	(74.3)
Other expense, net:
Other expense (income)	17.6	(66.8)	(156.2)	(76.8)
Interest expense:
Corporate borrowings	112.0	93.5	401.8	369.6
Finance lease obligations	2.9	0.9	5.4	3.7
Non-cash NCM exhibitor services agreement	9.0	9.4	36.5	37.9
Investment income	(1.9)	(4.1)	(16.3)	(15.5)
Total other expense, net	139.6	32.9	271.2	318.9

Loss before income taxes	(134.9)	(183.2)	(350.5)	(393.2)
Income tax provision (benefit)	0.7	(1.2)	2.1	3.4
Net loss	$(135.6)	$(182.0)	$(352.6)	$(396.6)

Diluted loss per share	$(0.35)	$(0.83)	$(1.06)	$(2.37)

Weighted average shares outstanding diluted (in thousands)	383,958	218,620	332,920	167,644

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31, 2024	December 31, 2023
Cash and cash equivalents	$632.3	$884.3
Corporate borrowings	4,075.1	4,577.4
Other long-term liabilities	81.9	102.7
Finance lease liabilities	49.3	55.4
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,760.5)	(1,847.9)
Total assets	8,247.5	9,009.2

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$203.6	$(77.8)	$(50.8)	$(215.2)
Net cash used in investing activities	$(88.9)	$(63.7)	$(242.9)	$(180.1)
Net cash provided by (used in) financing activities	$(3.7)	$294.0	$68.4	$649.3
Free cash flow	$113.9	$(149.9)	$(296.3)	$(440.8)
Capital expenditures	$(89.7)	$(72.1)	$(245.5)	$(225.6)
Screen additions	—	—	13	—
Screen acquisitions	8	16	9	31
Screen dispositions	28	80	263	461
Construction openings (closures), net	18	45	(20)	15
Average screens	9,475	9,746	9,582	9,850
Number of screens operated	9,798	10,059	9,798	10,059
Number of theatres operated	871	898	871	898
Screens per theatre	11.2	11.2	11.2	11.2
Attendance (in thousands)	62,424	51,920	224,155	239,485

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	42,959	35,469	156,866	169,378
International markets	19,465	16,451	67,289	70,107
Consolidated	62,424	51,920	224,155	239,485

Average ticket price (in dollars):
U.S. markets	$12.44	$12.83	$12.22	$11.90
International markets	$9.60	$9.70	$9.57	$9.63
Consolidated	$11.56	$11.84	$11.42	$11.23

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.21	$8.31	$8.30	$7.95
International markets	$4.80	$4.58	$4.80	$4.60
Consolidated	$7.15	$7.13	$7.25	$6.97

Average screen count (month end average):
U.S. markets	7,130	7,326	7,206	7,403
International markets	2,345	2,420	2,376	2,447
Consolidated	9,475	9,746	9,582	9,850

Contribution margin per patron (in dollars):
U.S. markets	$15.08	$16.20	$14.85	$14.36
International markets	$11.77	$11.82	$11.33	$11.05
Consolidated	$14.05	$14.81	$13.80	$13.39

Segment Information:

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues
U.S. markets	$983.9	$832.9	$3,544.2	$3,688.7
International markets	322.5	271.5	1,093.0	1,123.9
Consolidated	$1,306.4	$1,104.4	$4,637.2	$4,812.6

Adjusted EBITDA
U.S. markets	$123.0	$37.7	$301.5	$391.1
International markets	41.8	10.2	42.4	63.2
Consolidated	$164.8	$47.9	$343.9	$454.3

Capital Expenditures
U.S. markets	$64.3	$54.8	$171.4	$167.0
International markets	25.4	17.3	74.1	58.6
Consolidated	$89.7	$72.1	$245.5	$225.6

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net loss	$(135.6)	$(182.0)	$(352.6)	$(396.6)
Plus:
Income tax provision (benefit)	0.7	(1.2)	2.1	3.4
Interest expense	123.9	103.8	443.7	411.2
Depreciation and amortization	78.3	85.9	319.5	365.0
Impairment of long-lived assets (2)	72.3	106.9	72.3	106.9
Certain operating expense (income) (3)	1.9	(1.5)	5.4	2.5
Equity in earnings of non-consolidated entities (4)	(2.5)	(2.4)	(12.4)	(7.7)
Attributable EBITDA (5)	0.7	0.6	1.9	2.2
Investment income (6)	(1.9)	(4.1)	(16.3)	(15.5)
Other expense (income) (7)	20.1	(59.9)	(141.8)	(61.3)
Merger, acquisition and other costs (8)	—	0.2	0.1	1.7
Stock-based compensation expense (9)	6.9	1.6	22.0	42.5
Adjusted EBITDA (1)	$164.8	$47.9	$343.9	$454.3

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of and adjustments made to GAAP measures to determine Adjusted EBITDA are broadly consistent with how Adjusted EBITDA is defined in our debt indentures. During the year ended December 31, 2024, we changed the definition of Adjusted EBITDA to no longer further adjust for “cash distributions from non-consolidated entities” and “other non-cash rent benefit”. All comparative period information for Adjusted EBITDA has been re-cast to conform with the current definition.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, our working capital needs;
●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
●	excludes income tax payments that represent a reduction in cash available to us; and
●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
2)	During the year ended December 31, 2024, we recorded non-cash impairment charges related to our long-lived assets of $51.9 million on 39 theatres in the U.S. markets with 469 screens which were related to property, net and operating lease right-of-use assets, net and $20.4 million on 23 theatres in the International markets with 188 screens which were related to property, net and operating lease right-of-use assets, net.

During the year ended December 31, 2023, we recorded non-cash impairment charges related to our long-lived assets of $49.2 million on 68 theatres in the U.S. markets with 738 screens which were related to property, net and operating lease right-of-use assets, net and $57.7 million on 57 theatres in the International markets with 488 screens which were related to property, net and operating lease right-of-use assets, net.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Equity in earnings of non-consolidated entities during the year ended December 31, 2024 primarily consisted of equity in earnings from AC JV of $10.0 million. Equity in earnings of non-consolidated entities during the year ended December 31, 2023 primarily consisted of equity in earnings from AC JV of $4.9 million.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Equity in (earnings) of non-consolidated entities	$(2.5)	$(2.4)	$(12.4)	$(7.7)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(1.2)	(1.9)	(11.5)	(6.6)
Equity in earnings of International theatre joint ventures	1.3	0.5	0.9	1.1
Income tax provision	0.1	0.2	—	0.1
Investment income	(0.4)	(0.5)	(0.4)	(0.6)
Interest expense	—	—	0.1	0.2
Depreciation and amortization	(0.1)	0.4	1.3	1.4
Other income	(0.2)	—	—	—
Attributable EBITDA	$0.7	$0.6	$1.9	$2.2
6)	Investment income during the year ended December 31, 2024 includes interest income of $(19.2) million, partially offset by a decline in the estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation (“Hycroft”) of $0.4 million and a decline in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $2.5 million. Investment income during the year ended December 31, 2023 included a $(15.5) million gain on the sale of our investment in Saudi Cinema Company, LLC and interest income of $(15.3) million, partially offset by a decline in the estimated fair value of our investment in common shares of Hycroft of $6.6 million, a decline in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $6.0 million, $1.8 million of expense for NCM Common Units and $1.0 million impairment of a cost method investment.
7)	Other expense (income) during the year ended December 31, 2024 primarily consisted of a decrease in the fair value of the derivative liability for the embedded conversion feature in the Exchangeable Notes of $(75.8) million, shareholder litigation recoveries of $(40.2) million, net gains on debt extinguishment of $(38.9) million, and a vendor dispute of $(36.2) million, partially offset by term loan modification third party fees of $42.3 million and foreign currency transaction losses of $7.0 million. Other expense (income) during the year ended December 31, 2023 primarily consisted of gains on debt extinguishment of $(142.8) million and foreign currency transaction gains of $(17.8) million, partially offset by non-cash litigation charge of $99.3 million.
8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in general and administrative: other.

Reconciliation of Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$203.6	$(77.8)	$(50.8)	$(215.2)
Plus: total capital expenditures	(89.7)	(72.1)	(245.5)	(225.6)
Free cash flow (1)	$113.9	$(149.9)	$(296.3)	$(440.8)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (3)	$32.1	$36.6	$76.8	$89.3
Maintenance capital expenditures (2)	60.8	54.5	163.8	137.6
Change in construction payables (4)	(3.2)	(19.0)	4.9	(1.3)
Total capital expenditures	$89.7	$72.1	$245.5	$225.6

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

3)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
GAAP gross profit reconciliation	2024	2023	2024	2023	2024	2023
Total revenues	$983.9	$832.9	$322.5	$271.5	$1,306.4	$1,104.4
Less:
Film exhibition costs, cost of revenues	(276.0)	(205.6)	(70.2)	(57.7)	(346.2)	(263.3)
Food and beverage costs, cost of revenues	(59.9)	(52.7)	(23.1)	(19.4)	(83.0)	(72.1)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(326.1)	(331.4)	(115.4)	(115.1)	(441.5)	(446.5)
Rent, cost of revenues	(160.9)	(166.5)	(53.4)	(56.2)	(214.3)	(222.7)
Depreciation and amortization expense, cost of revenues (2)	(55.3)	(62.1)	(15.4)	(15.8)	(70.7)	(77.9)
GAAP gross profit	$105.7	$14.6	$45.0	$7.3	$150.7	$21.9
Attendance (in thousands)	42,959	35,469	19,465	16,451	62,424	51,920
GAAP gross profit per patron	$2.46	$0.41	$2.31	$0.44	$2.41	$0.42

Contribution margin reconciliation
GAAP gross profit	$105.7	$14.6	$45.0	$7.3	$150.7	$21.9
Operating expense, excluding depreciation and amortization expense, cost of revenues	326.1	331.4	115.4	115.1	441.5	446.5
Rent, cost of revenues	160.9	166.5	53.4	56.2	214.3	222.7
Depreciation and amortization expense, cost of revenues (2)	55.3	62.1	15.4	15.8	70.7	77.9
Contribution margin (1)	$648.0	$574.6	$229.2	$194.4	$877.2	$769.0
Attendance (in thousands)	42,959	35,469	19,465	16,451	62,424	51,920
Contribution margin per patron (1)	$15.08	$16.20	$11.77	$11.82	$14.05	$14.81

Constant currency contribution margin (3)	$648.0	$574.6	$229.3	$194.4	$877.3	$769.0
Constant currency contribution margin per patron (3)	$15.08	$16.20	$11.78	$11.82	$14.05	$14.81

	U.S. Markets		International Markets		Consolidated
	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
GAAP gross profit reconciliation	2024	2023	2024	2023	2024	2023
Total revenues	$3,544.2	$3,688.7	$1,093.0	$1,123.9	$4,637.2	$4,812.6
Less:
Film exhibition costs, cost of revenues	(988.8)	(1,023.3)	(250.4)	(267.8)	(1,239.2)	(1,291.1)
Food and beverage costs, cost of revenues	(225.7)	(233.9)	(79.9)	(81.4)	(305.6)	(315.3)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(1,252.1)	(1,261.8)	(427.3)	(429.7)	(1,679.4)	(1,691.5)
Rent, cost of revenues	(649.9)	(651.5)	(223.7)	(222.0)	(873.6)	(873.5)
Depreciation and amortization expense, cost of revenues (2)	(226.7)	(262.8)	(63.2)	(68.9)	(289.9)	(331.7)
GAAP gross profit	$201.0	$255.4	$48.5	$54.1	$249.5	$309.5
Attendance (in thousands)	156,866	169,378	67,289	70,107	224,155	239,485
GAAP gross profit per patron	$1.28	$1.51	$0.72	$0.77	$1.11	$1.29

Contribution margin reconciliation
GAAP gross profit	$201.0	$255.4	$48.5	$54.1	$249.5	$309.5
Operating expense, excluding depreciation and amortization expense, cost of revenues	1,252.1	1,261.8	427.3	429.7	1,679.4	1,691.5
Rent, cost of revenues	649.9	651.5	223.7	222.0	873.6	873.5
Depreciation and amortization expense, cost of revenues (2)	226.7	262.8	63.2	68.9	289.9	331.7
Contribution margin (1)	$2,329.7	$2,431.5	$762.7	$774.7	$3,092.4	$3,206.2
Attendance (in thousands)	156,866	169,378	67,289	70,107	224,155	239,485
Contribution margin per patron (1)	$14.85	$14.36	$11.33	$11.05	$13.80	$13.39

Constant currency contribution margin (3)	$2,329.7	$2,431.5	$756.8	$774.7	$3,086.5	$3,206.2
Constant currency contribution margin per patron (3)	$14.85	$14.36	$11.25	$11.05	$13.77	$13.39

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under U.S. GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.

3)	The International segment information for the three months and year ended December 31, 2024, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2023. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Diluted Loss Per Share:

Three Months Ended and Year Ended December 31, 2024 and December 31, 2023

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
Numerator:
Net loss	$(135.6)	$(182.0)	$(352.6)	$(396.6)
Calculation of adjusted net loss for diluted loss per share:
Impairment of long-lived assets	72.3	106.9	72.3	106.9
Marked-to-market gain on derivative liability	(2.3)	—	(75.8)	—
Loss (gain) on extinguishment of debt	1.4	(45.3)	(38.9)	(142.8)
Third party fees paid for Term Loan modification	1.3	—	42.3	—
Loss on investments in NCM and Hycroft	1.3	1.8	3.0	14.4
Vendor dispute settlement	—	—	(36.2)	—
Shareholder litigation	(6.2)	—	(40.2)	99.3
Adjusted net loss for diluted loss per share	$(67.8)	$(118.6)	$(426.1)	$(318.8)

Denominator (shares in thousands):
Weighted average shares for diluted loss per share	383,958	218,620	332,920	167,644

Adjusted diluted loss per share	$(0.18)	$(0.54)	$(1.28)	$(1.90)

We present adjusted net loss for diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), and shares issuable upon conversion of our Exchangeable Notes. The impact of RSUs, PSUs, and the Exchangeable Notes conversion feature was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and net loss diluted per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for diluted loss per share and adjusted loss per share may not be comparable to similarly titled measures reported by other companies.

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